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                                                                     EXHIBIT 8.1
                                 March 31, 2003

To The Addressees Listed
  on Schedule I Hereto

                        Re: ABFS Mortgage Loan Trust 2003-1,
                            Mortgage Pass-Through Certificates, Series 2003-1; Tax Opinion

Ladies and Gentlemen:

         We have acted as special tax counsel to Bear Stearns Asset Backed Securities, Inc., a Delaware corporation (the "Depositor"), and ABFS Mortgage Loan Trust 2003-1 (the "Trust"), in connection with the issuance by the Trust of its Mortgage Pass-Through Certificates, Series 2003-1 (the "Certificates"), pursuant to a Pooling and Servicing Agreement, dated as of March 1, 2003 (the "Pooling and Servicing Agreement"), among the Depositor, JPMorgan Chase Bank, as trustee, collateral Agent and back-up servicer (the "Trustee") and American Business Credit, Inc., as servicer (the "Servicer").

         Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in the Pooling and Servicing Agreement.

         As special tax counsel, we have examined such documents and records as we deemed appropriate for purposes of rendering the opinions set forth below, including the following: (a) the Prospectus dated February 25, 2003 (the "Base Prospectus"), as supplemented by the Prospectus Supplement, dated March 26, 2003 (the "Prospectus Supplement"), and (b) an executed copy of the Pooling and Servicing Agreement.

         In addition, we have made such investigations of such matters of law as we deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals. Our opinions are also based on the assumption that there are no agreements or understandings with respect to the transactions contemplated in the Pooling and Servicing Agreement other than those contained

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To the Addressees Listed on
  Schedule I Attached Hereto
March 31, 2003
Page 2

in the Pooling and Servicing Agreement. Furthermore, our opinions are based on the assumption that all parties to the Pooling and Servicing Agreement will comply with the terms thereof, including all tax reporting requirements contained therein.

         As to any facts material to the following opinions that we did not independently establish or verify, we have relied, for purposes of rendering our opinions, upon statements and representations of the responsible officers and other representatives of the Depositor and the Underwriter and of public officials and agencies, upon the description of facts set forth in the Prospectus Supplement and on certain factual, numerical and statistical information provided by the Depositor.

         Based upon the foregoing and upon the assumptions set forth below, we are of the opinion, under the laws of the United States in effect as of the date hereof, that:

         1. Assuming that each REMIC created under the Pooling and Servicing Agreement elects, as it has covenanted to do in the Pooling and Servicing Agreement, to be treated as a "real estate mortgage investment conduit" ("REMIC"), as such term is defined in the Internal Revenue Code of 1986, as amended (the "Code"), and the parties to the Pooling and Servicing Agreement comply with the terms thereof, each REMIC will be treated as a REMIC. Neither the Net WAC Cap Carryover Fund nor the Interest Rate Hedge Payment Fund will be treated as REMICs for federal income tax purposes.

         2. The holders of the Class A Certificates will be treated for federal income tax purposes as holding two separate investments: (i) a regular interest in a REMIC represented by the Class A Certificates without the right to receive payments from the Net WAC Cap Carryover Fund and (ii) the right to receive payments from the Net WAC Cap Carryover Fund (the "Class A Supplemental Right").

         3. The Class A-IO, the Class X and the Class I Certificates will be treated as a regular interest in a REMIC.

         4. The holders of the Class M Certificates will be treated for federal income tax purposes as owning five separate investments: (i) three REMIC regular interests represented by

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To the Addressees Listed on
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March 31, 2003
Page 3

each of the Class M-1, Class M-2 and Class M-3 Components, without the rights to receive payments from the Net WAC Cap Carryover Fund or payments from the Interest Rate Hedge Payment Fund, (ii) the right to receive payments from the Net WAC Cap Carryover Fund, and (iii) the right to receive payments from the Interest Rate Hedge Payment Fund (the rights described in clauses (ii) and (iii) being herein referred to as the "Class M Supplemental Rights").

         5. Each of the REMIC I Regular Interests, the REMIC II Regular Interests, the REMIC III Regular Interests and the Master REMIC Regular Interests issued pursuant to the Pooling and Servicing Agreement will be treated as one or more "regular interests" in the related REMIC. The Class R Certificate will be treated as the sole "residual interest" in the REMIC I, the REMIC II, the REMIC III and the REMIC IV.

         6. The statements under the caption "Material Federal Income Tax Considerations" in the Prospectus, and the captions "Material Federal Income Tax Consequences" and "State and Local Tax Consequences" in the Prospectus Supplement are accurate and complete in all material respects.

         7. As a consequence of the qualification of each of the REMICs as a REMIC, the Master REMIC Regular Interests will be treated as "regular...interest(s) in a REMIC" under Section 7701(a)(19)(C) of the Code and "real estate assets" under Section 856(c) of the Code in the same proportion that the assets in the Trust consist of qualifying assets under such Sections. In addition, as a consequence of the qualification of each of the REMICs as a REMIC, interest on the Master REMIC Regular Interests will be treated as "interest on obligations secured by mortgages on real property" under Section 856(c) of the Code to the extent that such Master REMIC Regular Interests are treated as "real estate assets" under Section 856(c) of the Code.

         8. Neither the Class A Supplemental Right nor the Class M Supplemental Rights will constitute (i) a "real estate asset" within the meaning of Section 856(c)(5)(B) of the Code if held by a real estate investment trust;
(ii) a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code or a "permitted investment" within the meaning of Section 860G(a)(5)

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To the Addressees Listed on
  Schedule I Attached Hereto
March 31, 2003
Page 4

of the Code if held by a REMIC; or (iii) assets described in Section 7701(a)(19)
(C)(xi) of the Code if held by a thrift.

         The opinions set forth herein are based upon the existing provisions of the Internal Revenue Code of 1986, as amended, and Treasury regulations issued or proposed thereunder, published Revenue Rulings, releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other legal or income tax aspect of the transactions contemplated by the documents relating to the transaction.

         In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of any changes in the event there is any change in legal authority, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the Agreements pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so.

         This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. The opinion may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                                              Very truly yours,

                                              STROOCK & STROOCK & LAVAN LLP
                                              /s/ Stroock & Stroock & Lavan LLP
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                                   SCHEDULE I

American Business Credit, Inc.                                 Bear, Stearns & Co. Inc.
Balapointe Office Centre                                       383 Madison Avenue
111 Presidential Boulevard, Suite 127                          New York, New York 10179
Bala Cynwyd, Pennsylvania 19004

Radian Asset Assurance Inc.                                    ABFS 2003-1, Inc.
335 Madison Avenue                                             c/o American Business
New York, NY 10017                                             Credit, Inc.
                                                               BalaPointe Office Centre
                                                               111 Presidential
                                                               Boulevard, Suite 127
                                                               Bala Cynwyd, Pennsylvania
                                                               19004

Moody's Investors Service, Inc.                                JPMorgan Chase Bank,
99 Church Street                                                   as Trustee, Back-up
New York, New York 10007                                           Servicer and Collateral
                                                                   Agent
                                                               4 New York Plaza, 6th Floor
                                                               New York, New York 10004-2413

Standard & Poor's, a division of The McGraw-Hill               Fitch Ratings
Companies, Inc.                                                One State Street Plaza
55 Water Street                                                New York, New York 10004
New York, New York 10041

Bear Stearns Asset Backed Securities, Inc.                     American Business Mortgage Services, Inc.
383 Madison Avenue                                             5 Becker Farm Road
New York, New York 10179                                       Roseland, NJ 07069

HomeAmerican Credit, Inc.
   d/b/a Upland Mortgage
BalaPointe Office Centre
111 Presidential Boulevard, Suite 127
Bala Cynwyd, PA 19004

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To the Addressees Listed on
  Schedule I Attached Hereto
March 31, 2003
Page 6